Principal Real Asset Fund
Supplement dated March 19, 2025
to the Statement of Additional Information
dated August 1, 2024
(as previously supplemented)
This supplement updates information currently in the Statement of Additional Information. Please retain this supplement for future reference.

MANAGEMENT OF THE FUND
Under Additional Information Regarding Board Members and Officers, in the INTERESTED BOARD MEMBER table, delete the row for Barbara Wenig and add the following:

INTERESTED BOARD MEMBER
Name, Address, and Year of Birth	Positions Held with Fund	Principal Occupation(s) During Past 5 Years	Number of Portfolios Overseen in Fund Complex	Other Directorships Held During Past 5 Years
Barbara Wenig 711 High Street Des Moines, IA 50392 1972	Trustee, Chair, Chief Executive Officer and President (since 2024)	Principal Financial Group* Executive Managing Director - Chief Business Officer (since 2025) Executive Managing Director - Global Head of Operations and Services - Principal Asset ManagementSM (2021-2024) Neuberger Berman Managing Director (2008-2021)	2	None
Under Additional Information Regarding Board Members and Officers, in the PRINCIPAL FUNDS OFFICERS table, delete the rows for Beth Graff, Megan Hoffmann, Laura B. Latham, and Sara L. Reece and add the following alphabetically:

PRINCIPAL FUNDS OFFICERS
Name, Address, and Year of Birth	Position(s) Held with Principal Funds	Principal Occupation(s) During Past 5 Years
Megan Hoffmann 711 High Street Des Moines, IA 50392 1979	Vice President and Controller (since 2021)	Principal Financial Group* Senior Director - Fund Accounting and Administration (since 2025) Senior Director - Fund Administration (2024) Director - Accounting (2020-2024)
Laura B. Latham 711 High Street Des Moines, IA 50392 1986	Counsel and Assistant Secretary (since 2023) Assistant Counsel and Assistant Secretary (2018-2023)	Principal Financial Group* Assistant General Counsel (since 2025) Counsel (2018-2025)
Ann Meiners 711 High Street Des Moines, IA 50392 1977	Vice President and Assistant Controller (since 2025)	Principal Financial Group* Director – Fund Accounting (since 2024) Assistant Director – Fund Accounting (2017-2024)
Sara L. Reece 711 High Street Des Moines, IA 50392 1975	Vice President and Chief Operating Officer (since 2021) Vice President and Controller (2016-2021)	Principal Financial Group* Managing Director - Global Head of Fund Services (since 2024) Managing Director - Global Fund Ops (2021-2024) Director - Accounting (2015-2021)
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